Exhibit 99.2
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT, entered into on January 10, 2008 and effective as of January 1, 2008 (the “Effective Date”), between Monro Muffler Brake, Inc. (the “Company”) and John W. Van Heel (the “Executive”).
     WHEREAS, the Company and the Executive wish for the Executive to continue to be employed by the Company upon the terms and conditions as set forth herein; and
     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Employment and Duties.
          1.1 Employment by the Company. The Company hereby agrees to employ the Executive for the Term (as herein defined), to render exclusive and full-time services in the capacity of Executive Vice President and Chief Administrative Officer of the Company, subject to the control and direction of the Company’s Chief Executive Officer (“CEO”) and its Board of Directors (the “Board”).
          1.2 Duties/Authority. The Executive shall have responsibility for the conduct of the business of the Company and the general supervision, direction and management of and control over the Real Estate, Marketing, Facilities, Training, Merchandising, Warehouse and Customer Service Departments of the Company, in each case subject to the control and direction of the CEO and Board. The Executive’s duties hereunder shall be consistent with the duties, responsibilities, and authority generally incident to the position of Executive Vice President and Chief Administrative Officer and such other reasonably related duties as may be assigned to him from time to time by the CEO or the Board.
     2. Term of Employment. The term of this Agreement shall commence on the Effective Date and end on the third anniversary of the Effective Date (the “Term”), unless sooner terminated as provided herein.
     3. Compensation.
          3.1 Salary. As consideration for services rendered, the Company shall pay the Executive during the Term a salary of $250,000 per annum (the “Base Salary”), payable not less frequently than monthly. As of April 1, 2008, the Executive’s Base Salary will be increased to $280,000 per annum. Thereafter, the Executive’s Base Salary will be reviewed annually by the Compensation Committee of the Board (the “Committee”) and may be increased (but not decreased) to reflect the Executive’s performance and responsibilities.
          3.2 Annual Bonus. Pursuant to the Company’s bonus plan (the “Bonus Plan”), the Company shall pay the Executive, within 120 days of its fiscal year-end, a bonus in respect of each prior fiscal year during the Term (beginning with the fiscal year ending in March 2008), of 35% of Base Salary if the Company achieves its performance targets set by the Committee with respect to such year, increased up to a maximum of 87.5% of Base Salary if the Company exceeds such performance targets by amounts to be determined by the Committee (the “Annual Bonus”). If this Agreement terminates other than at the end of a fiscal year either: (A) upon the termination of the Term; or (B) pursuant to Section 4 and the Executive is entitled to a pro rata bonus for such partial year pursuant to Section 5 hereof, such pro rata bonus shall be equal to the bonus the Executive would have received under the Bonus Plan had he been employed by the Company for the entire fiscal year multiplied by a fraction, the numerator of which shall be the number of days during such fiscal year he was so employed and the denominator of which shall be 365 (the “Pro Rata Bonus”). The Executive may be entitled to the Annual Bonus for the year prior to the year in which the Executive is terminated, to the extent not yet paid (the “Preceding Bonus”). The Executive shall be entitled to receive the Preceding Bonus and/or the Pro Rata Bonus, as applicable: (i) at the same time the annual bonuses for the same periods are paid to other senior-level executives of the Company; and (ii) only to the extent the Company’s Board or any Committee designated by the Board determines to pay such bonus to the executive-level employees of the Company. The Annual Bonus shall, in all respects, be subject to the terms of the Bonus Plan.
          3.3 Option Grant. The Compensation Committee shall meet to determine whether to grant to the Executive, an option to purchase 75,000 shares of the Company’s Common Stock (the “Option”) under the terms of the 2007 Stock Incentive Plan (the “Plan”). The Option shall have an exercise price per share equal to the fair market value of one share of the Company’s Common Stock on the date of grant, as determined in accordance with the Plan, and shall have a five year term. Subject to the Executive’s continued employment with the Company and subject to final determination by the Compensation Committee, the Option shall become exercisable with respect to the shares of Common Stock in accordance with the following schedule:

Vesting Date	Amount Exercisable
1st Anniversary of the Date of the Award	25%

2nd Anniversary of the Date of the Award	50%

3rd Anniversary of the Date of the Award	100%
          3.4 Participation in Employee Benefit Plans. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, or any pension plan or similar benefit plan of the Company, which is available generally to other senior executives of the Company.
          3.5 Expenses. Subject to such policies generally applicable to senior executives of the Company, as may from time to time be established by the Board of Directors, the Company shall pay or reimburse the Executive for all reasonable expenses (including travel expenses) actually incurred or paid by the Executive during the Term in the performance of the

Executive’s services under this Agreement (“Expenses”) upon presentation of expense statements or vouchers or such other supporting information as it may require.
          3.6 Vacation. The Executive shall be entitled to three weeks vacation per year.
          3.7 Additional Benefits. The Executive shall be entitled to the use of an automobile comparable to that provided to other senior executives in connection with the rendering of services to the Company pursuant to this Agreement, together with reimbursement for all gas, maintenance, insurance and repairs required by reason of his use of such vehicle.
          3.8 Controlling Document. To the extent there is any inconsistency between the terms of this Agreement and the terms of any plan or program under which compensation or benefits are provided hereunder, this Agreement shall control. Otherwise, the Executive shall be subject to the terms, conditions and provisions of the Company’s plans and programs, as applicable.
     4. Termination or Removal from Duties.
          4.1 Termination Upon Death. This Agreement shall terminate automatically upon the Executive’s death.
          4.2 Removal from Position Upon Disability. If during the Term, as a result of a physical or mental incapacity or infirmity, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period or periods aggregating 90 days during any twelve month period, the Executive shall be deemed disabled (the “Disability”) and the Company, by written notice to the Executive, shall have the right to remove him from his position. The Executive’s status as an employee of the Company shall continue after such removal for the period of time that his Disability continues. However, the Company shall have no obligation to reinstate or otherwise continue the Executive’s employment if he should recover from his Disability and any such termination shall not constitute a termination without Cause or without Good Reason (as herein defined). The existence of a Disability shall be determined by a reputable, licensed physician selected by the Company in good faith, whose determination shall be final and binding on the parties.
          4.3 Termination for Cause. The Company may at any time, by written notice to the Executive, terminate the Executive’s employment hereunder for Cause. For purposes hereof, the term “Cause” shall mean: (A) Executive’s conviction of or pleading guilty or no contest to a felony; (B) failure or refusal of the Executive in any material respect (i) to perform the duties of his employment or to follow the lawful and proper directives of the Board, provided such duties or directives are consistent with this Agreement and such duties or directives have been given to the Executive in writing, or (ii) to comply with the reasonable and substantial written policies, practices, standards or regulations of the Company (so long as same are not inconsistent with this Agreement) as may be established from time to time, if such failure or refusal under either clause (i) or clause (ii) continues uncured for a period of 10 days after written notice thereof, specifying the nature of such failure or refusal and requesting that it be cured, is given by the Company to the Executive; (C) any willful or intentional act of the Executive committed for the purpose, or having the reasonably foreseeable effect, of injuring the

Company, its business or reputation or of improperly or unlawfully converting for the Executive’s own personal benefit any property of the Company; or (D) any violation or breach of the provisions of Section 7 of this Agreement.
          4.4 Termination without Cause. During the Term, the Company may terminate the Executive’s employment without Cause at any time.
          4.5 Termination with or without Good Reason. With forty-five (45) days prior written notice to the Company, this Agreement and the Executive’s employment hereunder may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” means if the Executive is able to document, to the reasonable satisfaction of the Company’s outside counsel, that the reason for such resignation is as a direct result of either: (i) the Company’s material breach of this Agreement; or (ii) the Board of Directors requiring the Executive to act, or omit to act, in a way that the Executive reasonably believes is illegal; provided, however, that a termination by the Executive for Good Reason pursuant to (i) or (ii) shall be effective only if, within 30 days following the delivery of written notice of a termination for Good Reason by Executive to the Company, the Company has failed to cure the circumstances giving rise to the Good Reason. The written notice of termination for Good Reason must specify in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, if applicable.
Any resignation pursuant to the terms of this Section shall not constitute a breach of this Agreement by either party.
     5. Rights and Obligations of the Company and the Executive Upon Termination, or Removal. Other provisions of this Agreement notwithstanding, upon the occurrence of an event described in Section 4, the parties shall have the following rights and obligations:
          5.1 Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Company shall pay the Executive’s estate in one lump sum amount: (A) the lesser of (i) one year’s Base Salary (as in effect as of the date of termination), or (ii) the amount of Base Salary that would have been payable to the Executive from the date of death through the third anniversary of the Effective Date; plus (B)  any Preceding and/or Pro Rata Bonus to which the Executive is entitled.
          5.2 Disability.
               (A) If the Executive is removed from his position because of a Disability, the Executive, for the period of time during which his Disability continues, may continue to participate in certain of the employee benefit plans in which he participated immediately prior to his removal. These benefits would include participation in, as applicable and to the extent defined in the Company’s applicable plans, group life, medical/dental and disability insurance plans, each at the same ratio of employer/employee contribution as applicable to the Executive immediately prior to his removal. In addition, the Executive shall be entitled to compensation and benefits accrued through the date of his removal from his duties, including any amounts payable to the Executive under any Company profit sharing or other employee benefit plan up to the date of removal. However, the Executive’s rights to bonuses and fringe benefits accruing after his removal, if any, shall cease upon such removal; provided, however, that nothing contained in this Agreement is intended to limit or otherwise restrict the availability of any benefits to the Executive required to be provided pursuant to Section 4980B of the Code.
               (B) The Executive shall be entitled to payments equal to: (A) the lesser of (i) one year’s Base Salary (as in effect as of the date of removal), or (ii) the amount of Base Salary that would have been payable to the Executive from the date of removal through the Term of the Agreement, either (i) or (ii) payable as follows, (x) a lump sum payment six months following such removal equal to the lesser of (1) six months of Base Salary or (2) Base Salary for the remainder of the Term and (y), if applicable, following such six month period, continued payment of Base Salary (payable in accordance with the Company’s payroll practice) for the lesser of six months or the remainder of the Term; plus (B)  any Preceding and/or Pro Rata Bonus to which the Executive is entitled (payable not less than six months following such removal from his position; but otherwise in accordance with Section 3.2).
          5.3 Termination for Cause or without Good Reason. If the Executive’s employment shall be terminated (A) by the Company for Cause; or (B) by the Executive without Good Reason, the Company shall pay the Executive his Base Salary through the date of termination at the rate then in effect and shall reimburse the Executive for any Expenses incurred but not yet paid and shall have no further obligations to the Executive under this Agreement.
          5.4 Termination without Cause or with Good Reason. If the Executive’s employment is terminated (A) by the Company without Cause, or (B) by the Executive with Good Reason, the Company shall pay (unless otherwise noted, in the normal course) to the Executive or provide the following amounts or benefits:
          (i) to the extent not yet paid, the Executive’s Base Salary through the date of termination at the rate in effect on the date of termination;
          (ii) one year’s Base Salary (as in effect as of the date of termination) payable as follows, (x) a lump sum payment six months following such termination equal to six months of Base Salary and (y) following such six month period, continued payment of Base Salary (payable in accordance with the Company’s payroll practice) for the remaining six months;
          (iii) payment of the Preceding and/or Pro Rata Bonus to which the Executive is entitled, payable not less than six months following such termination of employment, but otherwise in accordance with Section 3.2; and
          (iv) any and all stock options that have been granted to the Executive (that have neither expired nor been previously exercised by the Executive) through the termination date shall be deemed fully vested on such termination date and exercisable for a period of 90 days following such date (but, in no case, beyond each such option’s specified expiration date), all in accordance with the other terms of any such plan or grant.

All payments to be provided to the Executive under this Section shall be subject to the Executive’s (x) compliance with the restrictions in Section 7 and (y) execution of a general release and waiver of claims against the Company, its officers, directors, employees and agents from any and all liability arising from the Executive’s employment relationship with the Company (which release will include an agreement between both parties not to disparage the other) that is not revoked.
     6. Change in Control.
          6.1 In the event of the occurrence of a Change in Control of the Company, the Executive shall remain employed by the Company, pursuant to the terms and conditions of this Agreement. If, after the Change in Control, (A) the Executive’s employment is terminated without Cause or (B) the Executive resigns following:
               (i) a material diminution in his duties as set forth in Section 1.2 of this Agreement; or
               (ii) in the case of the sale of the Company, the Executive either: (a) is not offered a comparable position by the buyer; or (b) is required by the buyer to be based anywhere beyond fifty (50) miles from the Company’s current offices in Rochester, New York (except for required travel on Company business to an extent substantially consistent with that preceding the Change in Control), (either (i) or (ii), a “Resignation for Good Cause”), then the Executive shall be entitled to the benefits described in Section 6.2.
          6.2 Upon a termination without Cause in a Change in Control or a Resignation for Good Cause described in Section 6.1, the Executive will receive in one lump sum amount, unless otherwise noted:
               (A) to the extent not yet paid, the Executive’s Base Salary through the date of termination at the rate in effect on the date of termination;
               (B) one year’s Base Salary (as in effect as of the date of such termination or resignation) payable as follows, (x) a lump sum payment six months following such termination or resignation equal to six months of Base Salary and (y) following such six month period, continued payment of Base Salary (payable in accordance with the Company’s payroll practice) for the remaining six months;
               (C) payment of the Preceding and/or Pro Rata Bonus to which the Executive is entitled, payable not less than six months following such termination of employment, but otherwise in accordance with Section 3.2; and
               (D) any and all stock options that have been granted to the Executive (that have neither expired nor been previously exercised by the Executive) through the termination date shall be deemed fully vested on such termination date and exercisable for a period of 90 days following such date (but, in no case, beyond each such option’s specified expiration date), all in accordance with the other terms of any such plan or grant.

All payments to be provided to the Executive under this Section shall be subject to the Executive’s (x) compliance with the restrictions in Section 7 and (y) execution of a general release and waiver of claims against the Company, its officers, directors, employees and agents from any and all liability arising from the Executive’s employment relationship with the Company (which release will include an agreement between both parties not to disparage the other) that is not revoked.
          6.3 For purposes of this Agreement, a “Change in Control” shall mean any of the following: (A) any person who is not an “affiliate” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of the Company as of the date of this Agreement becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the then outstanding securities of the Company except pursuant to a public offering of securities of the Company; (B) the sale of the Company substantially as an entity (whether by sale of stock, sale of assets, merger, consolidation, or otherwise) to a person who is not an affiliate of the Company as of the date of this Agreement; or (C) there occurs a merger, consolidation or other reorganization of the Company with a person who is not an affiliate of the Company as of the date of this Agreement, and in which shareholders of the Company immediately preceding the merger hold less than 50% (the voting and consent rights of Class C Preferred Stock shall be disregarded in this calculation) of the combined voting power for the election of directors of the Company immediately following the merger. A Change in Control shall not be deemed to occur because of the sale or conversion of any or all of Class C Preferred Stock of the Company unless there is a simultaneous change described in clauses (A), (B) or (C) of the preceding sentence.
          6.4 If it is determined by the Company, or by the Internal Revenue Service (the “IRS”) pursuant to an IRS audit of the Executive’s federal income tax return(s) (an “Audit”), that any payment or benefit provided to the Executive under this Agreement as a result of a Change in Control of the Company would be subject to the excise tax imposed by Section 4999 of the Code (an “Excess Parachute Payment”), or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the “Excise Tax”), then the Company shall pay (either directly to the IRS as tax withholdings or to the Executive as a reimbursement of any amount of taxes, interest and penalties paid by the Executive to the IRS) both the Excise Tax and an additional cash payment (a “Gross-Up Payment”) in an amount that will place the Executive in the same after-tax economic position that the Executive would have enjoyed if the payment or benefit had not been subject to the Excise Tax. The amount of the Gross-Up Payment shall be calculated by the Company’s regular independent auditors based on the amount of the Excise Tax paid by the Company as determined by the Company or the IRS. If the amount of the Excise Tax determined by the IRS is greater than an amount previously determined by the Company, the Company’s auditors shall recalculate the amount of the Gross-Up Payment. The Executive shall promptly notify the Company of any IRS assertion during an Audit that an Excise Tax is due with respect to any payment or benefit, provided that the Executive shall be under no obligation to defend against such claim by the IRS unless the Company requests, in writing, that the Executive undertake the defense of such IRS claim on behalf of the Company and at the Company’s sole expense. In such event, the Company may elect to control the conduct to a final determination through counsel of its own choosing and at its sole expense, of any audit, administrative or judicial proceeding involving an asserted liability relating to the Excise Tax, and the Executive shall not settle, compromise or concede such asserted Excise Tax and shall cooperate with the Company in each phase of any contest. If, after the receipt by the Executive of an amount paid by the Company pursuant to this Section 6.4, the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).
     7. Confidentiality and Covenant against Competition.
          7.1 Non-Disclosure. The Executive shall forever hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be public knowledge (other than as a result of a breach of this Section 7.1 by the Executive). The Executive shall not, without the prior written consent of the Company or except as required by law or in a judicial or administrative proceeding with subpoena powers, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
          7.2 Non-Competition. The Executive will not, during the period of the Executive’s employment with the Company, and for a period of one year thereafter, directly or indirectly, (a) engage in (as a principal, partner, director, officer, stockholder (except as permitted below), agent, employee, consultant or otherwise); or (b) be financially interested in, any entity materially engaged in any portion of the business of the Company within the territory served, or contemplated to be entered, by the Company on the date of such termination of employment. Nothing contained herein shall prevent the Executive from owning beneficially or of record not more than five percent (5%) of the outstanding equity securities of any entity whose equity securities are registered under the Securities Act of 1933, as amended, or are listed for trading on any recognizable United States or foreign stock exchange or market. The business of the Company shall be defined to include the automotive repair/maintenance services and related activities, as well as the sale and service of tires and related accessories, each of which shall be deemed a portion of the business.
          7.3 Non-Solicitation of Employees. The Executive will not, during the period of the Executive’s employment with the Company, and for a period of one year after the termination of the Executive’s employment with the Company for any reason, directly or indirectly, recruit, solicit or otherwise induce or attempt to induce any employee of the Company to leave the employment of the Company, nor hire any such employee at any enterprise with which the Executive is then affiliated.
          7.4 Enforceability of Provisions. If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, it being understood and agreed that by the execution of this Agreement, the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights.
          7.5 Remedy for Breach. The Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary for the protection of the Company and its respective subsidiaries and affiliates. In addition, the Executive further acknowledges that the Company and its respective subsidiaries and affiliates will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from an actual or threatened breach of such covenants. In addition, and without limiting the Company’s other remedies, in the event of any breach by the Executive of such covenants, the Company will have no obligation to pay any of the amounts that remain payable by the Company in Sections 5 and 6 of this Agreement.
     8. Executive’s Representations. The Executive represents that he is not precluded from performing this employment by reason of a pre-existing contractual restriction or physical or mental disability. Upon any breach or inaccuracy of the foregoing, the terms and benefits of this Agreement shall be null and void. The Executive shall indemnify and hold harmless the Company from and against any and all claims, liabilities, damages and reasonable costs of defense and investigation arising out of any breach or inaccuracy in any of the foregoing representations.
     9. Other Provisions.
          9.1 Withholdings. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          9.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, or sent by certified, registered or express mail, postage prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied or if mailed, two days after the date of mailing, as follows:
               (a) if to the Company, to it at:
Monro Muffler Brake, Inc.
200 Holleder Parkway
Rochester, New York 14615
Attention: Chief Executive Officer
with a copy to:

Monro Muffler Brake, Inc.
200 Holleder Parkway
Rochester, New York 14615
Attention: General Counsel
               (c) if to the Executive, to him at:
9 Foxboro Lane
Fairport, New York 14450
          9.3 Entire Agreement. This Agreement, together with the agreements evidencing the Option contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.
          9.4 Waivers and Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
          9.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state. The courts of New York and the United States District Courts for New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement.
          9.6 Assignment. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors. This Agreement is personal to the Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
          9.7 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          9.8 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on January 10, 2008.

MONRO MUFFLER BRAKE, INC.

By:	/s/ Robert G. Gross

Robert G. Gross, Chief Executive Officer

/s/ John W. Van Heel

John W. Van Heel